CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm in the Registration Statement on Form N-1A of the Mutual Fund Series Trust.Such reference is included in the Statement of Additional Information of the Eventide Healthcare & Life Sciences Fund, a series of beneficial interest of the Mutual Fund Series Trust,under “Independent Registered Public Accounting Firm”.

BBD, LLP

Philadelphia, Pennsylvania

December 21, 2012